As filed with the Securities and Exchange Commission on October 17, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOPURE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	04-2836871 (I.R.S. Employer Identification Number)
11 Hurley Street
Cambridge, Massachusetts 02141
(617) 234-6500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jane Kober, Esq.
Biopure Corporation
11 Hurley Street
Cambridge, Massachusetts 02141
(617) 234-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Kinsella Ropes & Gray LLP One International Place Boston, MA 02110-2624 (617) 951-7000	Ralph De Martino Cozen O’Connor 1627 I Street, NW Suite 1100 Washington, DC 20006 (202) 912-4825

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
	Aggregate Offering		Amount of
Title of Securities to Be Registered	Price (1)		Registration Fee
Class A Common Stock, $0.01 par value per share (“Class A Common Stock”) (2)	$23,000,000	(3)	$2,461
Warrants to purchase shares of Class A Common Stock (4)	$28,750,000	(5)	$3,076
Shares of Class A Common Stock underlying the Warrants (6)	$—		$—	(7)
Underwriters’ Warrants to purchase shares of Class A Common Stock (8)	$3,430,000		$367
Shares of Class A Common Stock underlying the Underwriters’ Warrants (6)	$—		$—	(7)
Total	$55,180,000		$5,904

(1)	Estimated solely for purposes of calculating the registration fee.

(2)	Includes associated purchase rights which currently are evidenced by certificates for shares of the Registrant’s Class A common stock and automatically trade with such shares.

(3)	Includes the aggregate offering price of Class A Common Stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)	Represents maximum number of warrants that may be issued to the public.

(5)	Includes the aggregate offering price of Warrants which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(6)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(7)	No fee due pursuant to Rule 457(g) under the Securities Act.

(8)	Represents maximum number of warrants that may be issued to the underwriters as compensation for their services in the offering.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER [   ], 2006.
PROSPECTUS
[   ] Shares of Class A Common Stock and
Warrants to purchase [   ] shares of Class A Common Stock

     We are offering [   ] shares of our Class A common stock and warrants to purchase [   ] additional shares of our Class A common stock. Each investor will receive a warrant to purchase [   ] share of our Class A common stock, at an exercise price of $[   ] per share, for each share of Class A common stock purchased. This prospectus also covers the offer and sale of [   ] shares of our Class A common stock issuable upon exercise of the warrants.
     Our Class A common stock is traded on the NASDAQ Global Market under the symbol “BPUR.” On October 16, 2006, the reported closing price per share of our Class A common stock was $0.91. Our warrants are not listed for trading.

     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share of Class A
Common Stock and
	Associated Warrant(1)	Total (1)
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Biopure	$	$

(1)	Table excludes shares of Class A common stock issuable on exercise of warrants offered hereby.
The underwriter expects to deliver the shares to purchasers on or about November [   ], 2006

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is [   ], 2006.

     We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in shares of our Class A common stock. All references in this prospectus to “Biopure,” “the Company,” “we,” “us” or “our” mean Biopure Corporation, unless we state otherwise or the context otherwise requires.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since such date.
     The content of this prospectus and the documents incorporated by reference in this prospectus does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

PROSPECTUS SUMMARY
     The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the financial statements and the notes to the financial statements incorporated by reference.
The Company
Our Business
     Biopure Corporation develops, manufactures and markets oxygen therapeutics, a new class of pharmaceuticals that are administered intravenously into the circulatory system to increase oxygen transport to the body’s tissues. Using our patented and proprietary technology, we have developed and manufacture two products: Hemopure® [hemoglobin glutamer — 250 (bovine)] or HBOC-201, for human use, and Oxyglobin® [hemoglobin glutamer — 200 (bovine)] or HBOC-301, for veterinary use. We are headquartered and operate a cGMP (current good manufacturing practices) manufacturing facility in Cambridge, Massachusetts.
     Hemopure is approved in South Africa for the treatment of adult surgical patients who are acutely anemic and for the purpose of eliminating, reducing or delaying the need for allogenic red blood cell transfusion in these patients. Hemopure is currently being developed for the management of patients with acute cardiovascular ischemia and patients in hemorrhagic shock resulting from traumatic injury, including as an early intervention to provide immediate oxygen-carrying support in the out-of-hospital setting.
     Oxyglobin is approved by the United States Food and Drug Administration, or FDA, and the European Commission, for the treatment of anemia in dogs.
     Medical conditions such as anemia or ischemia can compromise the delivery of oxygen to the body’s tissues. Anemia is a decrease in the concentration of red blood cells in the circulation caused by blood loss (for example from injury or surgery) or by other disorders. Ischemia is a decrease or lack of red blood cell flow to an organ or body part due to obstructed or constricted blood vessels, as in heart attack, stroke and certain medical procedures. Oxygen deprivation, even for several minutes, can result in cell damage, organ dysfunction and, if prolonged, death.
Risk Factors
     Our business is subject to substantial risk. See “Risk Factors” and the other information in this prospectus for a discussion of the factors. We have not authorized anyone to give you information or to make any presentation other than those contained in this prospectus.
Corporate Information
     Our principal executive office is located at 11 Hurley Street, Cambridge, MA 02141, and our telephone number is (617) 234-6500. Our website address is www.biopure.com. Information contained on our website is not a part of this prospectus.

The Offering

Securities offered:	[ ] shares of our Class A Common Stock; associated warrants to purchase [ ] shares of our Class A common stock at an exercise price of $[ ] per share; and [ ] shares of Class A Common Stock issuable upon exercise of such warrants. Each investor will receive a warrant to purchase [ ] share of our Class A common stock for every share of Class A common stock purchased in the offering.

Shares of Class A common stock to be outstanding after this offering:	[ ] shares

Warrants to be outstanding after this offering:	[ ] warrants

Over-allotment option:	[ ]

Use of proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, including to meet working capital needs. Pending these uses, the net proceeds will be invested in an interest-bearing money market account with a financial institution.

NASDAQ Global Market symbol:	BPUR
     The number of shares of our common stock to be outstanding after this offering is based on 49,365,124 shares of common stock outstanding as of August 31, 2006, assuming no exercise of the over-allotment option, and excludes:
•	117.7 shares of Class B common stock;
•	212,020 shares of our Common Stock, representing the maximum number of shares of Common Stock issuable upon conversion of our Class B Common Stock;
•	2,666,026 shares issuable upon the exercise of options issued pursuant to our current stock option plans; and
•	24,544,321 shares issuable upon the exercise of outstanding warrants.
     The number of warrants to be outstanding after this offering is based on 24,544,321 warrants outstanding as of August 31, 2006. Each warrant is exercisable for one share of our Class A common stock. The exercise prices of the warrants range from $0.816 to $23.760, with a weighted average of $1.440.

RISK FACTORS
     You should consider the “Risk Factors” included under Item 1A. of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, filed with the SEC on September 11, 2006, which is incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by our future filings under the Securities Exchange Act of 1934, as amended. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our Class A common stock could decline, and you could lose all or part of your investment.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. When used herein, the words “expects,” “estimates,” “intends,” “plans,” “should,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from those set forth in the forward-looking statements. Forward-looking statements include those regarding future commercial development of Hemopure, the Naval Medical Research Center (“NMRC”) carrying out primary responsibility for conducting a two-stage Phase 2b/3 clinical trial in the out-of-hospital setting, obtaining and maintaining regulatory approvals required for the development of Hemopure, the nature and timing of future clinical trials, including target patient enrollment figures, plans to sell Hemopure in South Africa, our ability to manage our expenses effectively and raise the funds needed to operate our business, and our ability to strengthen our financial position. Actual results may differ materially from those set forth in the forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, uncertainties concerning this offering of common stock and warrants, including the size, timing and our ability to complete the offering or future offerings, the availability of sufficient financing to continue operations, changes in our cash needs, our stage of product development, history of operating losses and accumulated deficit, uncertainties and possible delays related to clinical trials and regulatory approvals, decisions by regulatory authorities, possible healthcare reform, our limited manufacturing capability, risk related to market acceptance, competition and the other factors identified under “Risk Factors” in this prospectus. In light of the substantial risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be regarded as representations by us that our objectives or plans will be achieved. We undertake no obligation to update any forward-looking statement or to release publicly the results of revisions to any forward-looking statement to reflect events or circumstances after the date hereof.
USE OF PROCEEDS
     We expect that we will receive net proceeds of approximately $[ ] million (or $[ ] million if the underwriters exercise their over-allotment option in full) after deducting underwriting discounts and commissions and estimated offering expenses that we will pay, assuming no proceeds from warrants being issued.
     We intend to use the net proceeds of our sales of Class A common stock and the associated warrants in this offering for general corporate and working capital purposes. Pending these uses, the net proceeds will be invested in an interest-bearing money market account with a financial institution.
DESCRIPTION OF COMMON STOCK
     Our authorized capital stock consists of 200,000,000 shares of Class A common stock and 179 shares of Class B common stock. As of August 31, 2006, there were outstanding:
•	49,365,124 shares of Class A common stock;
•	117.7 shares of Class B common stock;
•	2,666,026 shares issuable upon the exercise of options issued pursuant to our current stock option plans; and

•	24,544,321 shares issuable upon the exercise of outstanding warrants.
     The following description of the terms of the common stock sets forth certain general provisions of the common stock as contained in our Charter and by-laws and is qualified in its entirety by reference to Delaware law and our Charter and by-laws in their entirety.
Class A Common Stock
     The holders of our Class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A common stock are entitled to receive dividends as and when declared by our board of directors.
     Upon any liquidation, dissolution or winding up of Biopure, holders of Class A common stock are entitled to ratable distribution, with the holders of the Class B common stock, of the assets available for distribution to our stockholders.
     Holders of Class A common stock do not have preemptive rights or cumulative voting rights.
Class B Common Stock
     Except as required by law, the holders of Class B common stock have no voting rights and have no right to receive dividends on their Class B common stock.
     The shares of Class B common stock are convertible into Class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of Class A common stock issuable upon conversion of the Class B common stock is 212,020 and the minimum is 107,777. We will not issue any additional shares of Class B common stock.
     In the event of a liquidation, dissolution or winding up of Biopure, holders of Class B common stock are entitled to ratable distribution on an as-converted basis, with the holders of the Class A common stock, of the assets available for distribution to our stockholders. For this purpose, the currently outstanding shares of Class B common stock would be convertible into approximately 175,399 shares of Class A common stock.
DESCRIPTION OF WARRANTS
     Each investor will receive a warrant to purchase [   ] share of our Class A common stock for every share of Class A common stock purchased in this offering. The warrants will be issued pursuant to warrant agreements executed by us. Each warrant entitles the holder thereof to purchase [   ] share of our Class A common stock at an exercise price equal to $[   ] per share. The warrants will be exercisable at any time to and including the 5th anniversary of the date of the issuance of the warrants. The warrants may be exercised by surrendering to us the warrant agreement evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price. At any time on or after 6 months after the issuance of the warrants, we may, by written notice to the holders of the warrants, require such holders to exercise their warrants in full within 20 business days following the date of such notice; provided, however, that we may only deliver such notice if the daily volume weighted average price per share of our Class A common stock for each of the 10 consecutive trading days ended immediately prior to the date of the notice is more than 150% of the exercise price of the warrants. Any warrants not exercised by the holder thereof before the close of business on the 20th business day after the date of our notice shall expire and be void.
     Upon surrender of the warrant agreement, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, on and subject to the terms and conditions of the warrant agreement, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of Class A common stock to which the holder is entitled, which shares may be delivered in book-entry form. If less than all of the warrants evidenced by a warrant agreement are to be exercised, a new warrant agreement will be issued for the remaining number of warrants.
     Holders of warrants will be able to exercise their warrants only if a registration statement relating to the shares of Class A common stock underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act. A holder of a warrant also will be able to exercise their warrants only if the shares of Class A common stock underlying the warrant are qualified for sale or are exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside.
     The exercise price and the number and type of securities purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.
     No fractional shares will be issued upon exercise of the warrants. The warrants do not confer upon holders any voting or other rights as stockholders of the Company.
     As of August 31, 2006, we had 24,544,321 other warrants outstanding. Each of these other warrants is exercisable for one share of our Class A common stock. The exercise price of these warrants range from $0.816 to $23.760, with a weighted average of $1.440.

UNDERWRITING
     We are offering the shares of our Class A common stock and warrants described in this prospectus through certain underwriters with whom we have executed an underwriting agreement. In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Dawson James Securities, Inc. is acting as representative, have severally, and not jointly, agreed to purchase the number of our securities offered in this offering set forth opposite their respective names below.

Number of
	Class A Common	Number of
Underwriter	Stock Shares	Warrants

Dawson James Securities, Inc.	[ ]	[ ]
[ ]	[ ]	[ ]

Total:	[ ]	[ ]
     The underwriting agreement provides that the obligations of the underwriters to purchase the securities included in this offering are subject to conditions customary for offerings of this type. The underwriters will purchase the securities from us (other than those covered by the over-allotment option) and will offer them on a “firm commitment” basis. It further provides that the obligations of the underwriters to purchase the securities offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. In the event that the underwriting agreement is not carried out for reasons whatsoever within the time specified therein, we have agreed to pay certain out of pocket expenses in accordance with the terms and provisions of the underwriting agreement. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares and warrants at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.
     The address of the representative is as follows: Dawson James Securities, Inc., 925 South Federal Highway, 6th Floor, Boca Raton, Florida 33432.
     In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
Pricing of Securities
     The underwriters propose to offer the securities offered hereby to the public at the public offering price set forth on the cover of this prospectus. That price should not be considered an indication of the actual value of the securities and is subject to change as a result of market conditions and other factors. The underwriters may offer the securities to securities dealers at the price to the public less a concession not in excess of $[   ] per one share of Class A common stock and an associated warrant. Securities dealers may reallow a concession not in excess of $[   ] per one share of Class A common stock and one warrant to other dealers. After the securities are released for sale to the public, the underwriters may vary this offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The public offering price of the securities offered hereby negotiated between us and the representative.
Commissions and discounts
     The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us.

Per One Share
	and One Warrant		Total

Public offering price	$	[ ]	$	[ ]

Underwriting discount([ ]%)	$	[ ]	$	[ ]

Non-accountable expense allowance([ ]%)	$	[ ]	$	[ ]

Proceeds, before expenses, to us	$	[ ]	$	[ ]
     We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions and the non-accountable expense allowance, will be approximately $100,000. We will pay all the expenses of this offering.
Underwriters’ Warrants
     We have agreed to issue to the underwriters warrants to purchase up to a total of [   ] shares of Class A common stock. The warrants are exercisable for a period of four years beginning on the first anniversary of the date of this prospectus, at an exercise price of $[   ] for [   ] shares. The Class A common stock issuable upon exercise of these warrants is identical to the Class A common stock offered by this prospectus. The warrants and the shares underlying the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the date of this prospectus except to officers and partners of the underwriters and members of the selling group and/or their officers and partners. For as long as such warrants are outstanding, we have agreed to take such action as may be necessary so that the registration statement and any amendment thereto and the prospectus and any amendment or supplement thereto (and each report or other document incorporated by reference therein in each case) remain effective and comply in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder. The warrants also contain customary anti-dilution, exercise terms and provisions satisfactory to the representatives and consistent with the National Association of Securities Dealers, Inc. (NASD) Rules. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.
Price stabilization, short positions
     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:
•	Over-allotment involves sales by the underwriters of securities in excess of the number of the securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the amount of securities that it may purchase pursuant to the over-allotment option. In a naked short position, amount of securities involved is greater than the amount covered by the over-allotment option. The underwriters may close out any short position by either exercising its over-allotment option and/or purchasing securities in the open market.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing purchases do not exceed a specified maximum.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover a syndicate short position. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.
     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities offered hereunder. If any of these transactions are commenced, they may be discontinued without notice at any time. We have been advised that under the NASD rules and regulations, no broker-dealer may receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.
Warrant solicitation fee
     At the closing of this offering, we may engage the underwriters, on a non-exclusive basis, as the agents for the solicitation of the exercise of the warrants. In the event of such engagement and to the extent not inconsistent with the NASD Rules and the SEC rules and regulations, we have agreed to pay the underwriters for bona fide services rendered a commission equal to five percent (5%) of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters or either of them. In addition to soliciting, either orally or in writing, the exercise of the warrants, the underwriters’ services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of warrants.
Indemnification
     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.
Relationships
     The underwriters and their affiliates may from time to time in the future provide certain financial advisory and investment banking services for us in the ordinary course of business for which they will receive customary fees.
LEGAL MATTERS
     Ropes & Gray LLP, Boston, Massachusetts, will pass for us upon the validity of the Class A common stock and warrants offered by this prospectus. Cozen O’Connor, Washington, DC, will pass upon certain legal matters in connection with this offering on behalf of the underwriters.
EXPERTS
     The consolidated financial statements of Biopure Corporation included in Biopure Corporation’s Annual Report (Form 10-K) for the year ended October 31, 2005, and Biopure Corporation management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.
     The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below (File No. 001-15167).
•	our annual report on Form 10-K for the fiscal year ended October 31, 2005 as filed on January 17, 2006;
•	our quarterly reports on Form 10-Q for the fiscal quarters ended (a) January 31, 2006 as filed on March 13, 2006, (b) April 30, 2006 as filed on June 9, 2006 and (c) July 31, 2006 as filed on September 11, 2006;
•	our current reports on Form 8-K filed on November 17, 2005, December 15, 2005, December 19, 2005, January 13, 2006 and August 23, 2006;
•	the description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed on November 4, 1999; and
•	the description of the Class A common stock contained in Biopure’s Registration Statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into our registration statement on Form 8-A/A filed on July 26, 1999.
     You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:
Biopure Corporation
Attention: Secretary
11 Hurley Street
Cambridge, MA 02141
Telephone: (617) 234-6500
     The information contained on our website is not a part of this prospectus.

BIOPURE CORPORATION
[   ] Shares of Class A Common Stock and
Warrants to purchase [   ] shares of Class A Common Stock

Dawson James Securities, Inc.
The date of this prospectus is [   ], 2006.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$5,904
Printing and engraving expenses	4,000
Accountant’s fees and expenses	5,000
Legal fees and expenses	75,000
Miscellaneous expenses	11,720

Total	$101,624

     All of the amounts shown are estimates except for the fee payable to the Commission.
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another business enterprise in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation’s power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, provided that no indemnification shall be provided in such actions in the event of any adjudication of negligence or misconduct in the performance of such person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply. Section 145 of the Delaware General Corporation Law also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.
     The Registrant’s Restated Certificate of Incorporation provides that each of the Registrant’s directors and officers shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.
     The Registrant’s Restated Certificate of Incorporation also provides directors and officers with the right to be paid by the Registrant for expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the proceeding’s final disposition. If a claim is not promptly paid in full by the Registrant, as further described in the Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against the Registrant to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in the Registrant’s Restated Certificate of Incorporation are not exclusive of any other right which may be acquired.

     In addition, as permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.
     These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
     The following table sets forth unregistered sales of our securities within the three-year period preceding the date of this registration statement, including: (a) the date of sale; (b) the title of securities sold; (c) the number of securities sold; (d) the name of the purchaser or class of purchasers, (e) the consideration we received for the sale and (f) the section of the Securities Act or the rule of the Securities and Exchange Commission under which exemption from registration for the particular sale was claimed. Each offer and sale was made in reliance on Section 4(2) and on Regulation D promulgated under Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The purchasers were “accredited investors” and were provided access to all material information which they requested, and all information necessary to verify such information and was afforded access to management of the registrant in connection with their purchases. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

	Title of	Number	Name or Class of	Aggregate		Exemption
Date	Securities	Sold	Purchasers	Consideration		Claimed

8/23/06	Units	7,575,754	Accredited Investors	$5,378,800	(1)	Regulation D

(1)	Each Unit consisted of one share of our Class A common stock, and a five-year warrant to acquire, at an exercise price of $0.89 per share, an additional share of Class A common stock. Dawson James Securities, Inc. (“Dawson James”) acted as the selling agent for the transaction. As part of the compensation for its services, Dawson James (an accredited investor) received a unit warrant to acquire up to 378,788 units, at an exercise price of $0.89 per unit, each unit consisting of one share of Class A common stock and one five-year warrant to purchase an additional share of common stock. The private placement resulted in gross proceeds to Biopure of approximately $5,400,000 million before (i) deducting fees payable to the selling agent and other transaction expenses payable by Biopure. After such expenses, Biopure to received approximately $5,000,000 million in net proceeds. In addition to the unit warrant, Biopure paid Dawson James, as selling agent, a cash fee of $268,939.27 and a non-accountable expense allowance of $107,575.71, for a total of $376,514.98, in addition to certain other expense reimbursement amounts.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)	Exhibits

See Exhibit Index on page II-5 of this registration statement.

(b)	Financial Statement Schedules

None.

ITEM 17. UNDERTAKINGS.
(a) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes that:
     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, Biopure Corporation has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, State of Massachusetts, on October 13, 2006.

Biopure Corporation
By:	/s/ Francis H. Murphy
Francis H. Murphy
Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Zafiris G. Zafirelis, Francis H. Murphy and Jane Kober, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on October 13, 2006:

Signature	Title

/s/ Charles A. Sanders, M.D. Charles A. Sanders, M.D.	Director
/s/ David N. Judelson David N. Judelson	Director, Vice Chairman
/s/ Zafiris G. Zafirelis Zafiris G. Zafirelis	Director, Chairman, President (Chief Executive Officer)
/s/ Daniel P. Harrington Daniel P. Harrington	Director
/s/ C. Everett Koop, M.D. C. Everett Koop, M.D.	Director
/s/ Jay B. Pieper Jay B. Pieper	Director
/s/ Guido J. Neels Guido J. Neels	Director
/s/ Francis H. Murphy Francis H. Murphy	Chief Financial Officer, Principal Accounting Officer

ITEM 16. EXHIBITS
     The following is a list of exhibits filed as part of this registration statement.

Exhibits		Description	Location
1.1		Underwriting Agreement, dated [ ], 2006, between the Company and the underwriters named therein	*

3	(i)	Restated Certificate of Incorporation of the Company, as amended	(17)

3	(ii)	By-laws of the Company, as amended	(8)

4.1		Form of Selling Agent Warrants, dated April 23, 2002	(13)

4.2		Form of Underwriter Warrant, dated March 2003	(16)

4.3		Form of Investor Warrant, dated April 2003	(16)

4.4		Form of Underwriter Warrant, dated April 2003	(16)

4.5		Underwriter Warrant dated, April 16, 2003	(19)

4.6		Form of Investor Warrant, dated May 2, 2003	(16)

4.7		Form of Investor Warrant, dated May 6, 2003	(16)

4.8		Form of Investor Warrant, dated October 17, 2003	(19)

4.9		Form of Investor Warrant, dated February 19, 2004	(19)

4.10		Form of Investor Warrant, dated September 2004	(15)

4.11		Form of Underwriter Warrant, dated September 2004	(15)

4.12		Form of Investor Warrant, dated December 14, 2004	(9)

4.13		Form of Underwriter Warrant, dated December 14, 2004	(9)

4.14		Form of Underwriter Warrants, dated January 10, 2005	(14)

4.15		Form of Consultant Warrant, dated July 29, 2005	(19)

4.16		Form of Underwriter Warrant, dated December 2005	(18)

4.17		Amended Form of Investor Warrant, dated December 27, 2005	(20)

4.18		Amended Form of Underwriter Investor Warrant, dated December 27, 2005	(19)

4.19		Form of Investor Warrant, dated January 2006	(19)

4.20		Form of Underwriter Warrant, dated January 2006	(19)

4.21		Form of Underwriter Investor Warrant, dated January 17, 2006	(20)

4.22		Form of Investor Warrant, dated August 23, 2006	(21)

4.23		Form of Underwriter Warrant, dated August 23, 2006	(21)

4.24		Form of Underwriter Investor Warrant, dated August 23, 2006	(20)

4.25		Form of Investor Warrant, dated [ ], 2006	*

5.1		Opinion of Ropes & Gray LLP dated [ ], 2006	*

10.1		Lease Agreement, dated as of December 24, 2002, between the Company and Sumter Realty Group, LLC	(1)

10.2		Agreement between the Company and Moyer Packing Company, dated October 21, 1994	(2)

10.3		Amended and Restated 2002 Omnibus Securities and Incentive Plan	(12)

10.4		Cooperative Research and Development Agreement dated March 4, 2003, as subsequently amended between the Company and the U.S. Naval Medical Research Center	(6)

10.5		Employment Agreement, dated as of June 23, 2004, between the Company and Zafiris G. Zafirelis	(9)

10.6		Lease Agreement, dated October 12, 1990, between the Company and Tarvis Realty Trust	(2)

10.7		Sublease between Cendant Operations, Inc. and the Company, dated June 20, 2001	(7)

10.8		License Agreement for Waste Disposal System between Moyer Packing Company and the Company, dated June 12, 2001	(7)

10.9		Lease Agreement, dated August 29, 1994, between the Company and Eleven Hurley Street Associates	(2)

10.10		Lease Agreement, dated May 10, 1994, between the Company and Tarvis Realty Trust	(2)

10.11		Lease Agreement, dated August 23, 1994, between the Company and Tarvis Realty Trust	(2)

10.12		Employment Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes (all employees)	(2)

10.13		Rights Agreement between the Company and American Stock Transfer & Trust Company, dated September 24, 1999	(3)

10.14		First Amendment to Lease between Sumter Realty Group, LLC, and the Company, dated as of February 24, 2003	(4)

10.15		License Agreement for Spur Facility between Moyer Packing Company and the Company, dated June 12, 2001	(7)

10.16		Assignment and Assumption of Deed of Easement between Moyer Packing Company and the Company, dated June 12, 2001	(7)

10.17		Sales Agency Agreement between the Company and Abazali BioVenture (Pty) Limited	(19)

10.18		Employment Agreement, dated as of February 25, 2004, between the Company and Francis H. Murphy	(11)

10.19		Agreement of Sub-Sublease, dated as of November 11, 2004, between the Company and Senior Whole Health, LLC	(10)

10.20		Distribution Agreement between the Company and Network Healthcare Holdings Limited	(5)

10.21		Amendment to Distribution Agreement between the Company, Network Healthcare Holdings Limited and Tshepo Pharmaceuticals (Pty) Limited	(5)

10.22		Letter Agreement between the Company and Network Healthcare Holdings Limited	(5)

10.23		Letter Agreement between the Company and Scanix Six (Pty) Ltd.	(5)

10.24		Securities Purchase Agreement, dated as of August 17, 2006, by and among the Company and each of the purchasers listed on Exhibit A thereto	(21)

23.1		Consent of Ropes & Gray LLP	*

23.2		Consent of Ernst & Young LLP, dated October 13, 2006	**

*	To be filed by amendment.

**	Filed herewith.

(1)	Previously filed as an exhibit to the Company’s report on Form 10-K for the year ended October 31, 2002, filed January 29, 2003 and incorporated herein by reference thereto.

(2)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto.

(3)	Previously filed as an exhibit to the Company’s Report on Form 8-A dated November 4, 1999 and incorporated herein by reference thereto.

(4)	Previously filed as an exhibit to the Company’s report on Form 8-K dated March 13, 2003 and incorporated herein by reference thereto.

(5)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended April 30, 2001, filed June 14, 2001 and incorporated herein by reference thereto.

(6)	Previously filed as an exhibit to the Company’s report on Form 8-K dated October 5, 2005 and incorporated herein by reference thereto.

(7)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2001, filed September 14, 2001 and incorporated herein by reference thereto.

(8)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-78829) and incorporated herein by reference thereto.

(9)	Previously filed as an exhibit to the Company’s report on Form 8-K dated December 9, 2004 and incorporated herein by reference thereto.

(10)	Previously filed as an exhibit to the Company’s registration statement on Form S-2 (File No. 333-121151) and incorporated herein by reference thereto.

(11)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended April 30, 2004, filed June 14, 2004 and incorporated herein by reference thereto.

(12)	Previously filed as Appendix A to the Company’s definitive proxy statement on Schedule 14A, dated February 28, 2005 and incorporated herein by reference thereto.

(13)	Previously filed as an exhibit to the Company’s report on Form 8-K dated April 26, 2002 and incorporated herein by reference thereto.

(14)	Previously filed as an exhibit to the Company’s report on Form 8-K dated January 5, 2005 and incorporated herein by reference thereto.

(15)	Previously filed as an exhibit to the Company’s report on Form 8-K dated September 10, 2004 and incorporated herein by reference thereto.

(16)	Previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, filed June 16, 2003 and incorporated herein by reference thereto.

(17)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended April 30, 2005, filed June 9, 2005 and incorporated herein by reference thereto.

(18)	Previously filed as an exhibit to the Company’s report on Form 8-K filed December 21, 2005 and incorporated herein by reference thereto.

(19)	Previously filed as an exhibit to the Company’s report on Form 10-K for the year ended October 31, 2005, filed January 17, 2006 and incorporated herein by reference thereto.

(20)	Previously filed as an exhibit to the Company’s report on Form 10-Q for the quarter ended July 31, 2006, filed September 11, 2006 and incorporated herein by reference thereto.

(21)	Previously filed as an exhibit to the Company’s report on Form 8-K dated August 23, 2006 and incorporated herein by reference thereto.